THE ROYCE FUND
1414 Avenue of the Americas
New York, New York 10019

                                                              ________________   ____, 2003

Mr. Charles M. Royce
1414 Avenue of the Americas
New York, New York 10019

Dear Mr. Royce:

          The Royce Fund (the "Trust") hereby accepts your offer to purchase 200 shares of beneficial interest of Royce Discovery Fund, a series of the Trust, at $5.00 per share, for an aggregate purchase price of $1,000.00, subject to the understanding that you have no present intention of redeeming or selling the shares so acquired.

                                                                       Sincerely,

THE ROYCE FUND

By:	__________________________
Charles M. Royce President

Agreed:

          I, Charles M. Royce, hereby agree to purchase the shares of beneficial interest covered under the above letter agreement. I acknowledge that I have no present intention of redeeming or selling any of the 200 shares of Royce Discovery Fund covered by such letter agreement.

__________________________
Charles M. Royce